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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Six Months
                                                    Ended                             Fiscal Years Ended
                                                -------------   --------------------------------------------------------------
                                                                  May 2,       May 3,     April 28,    April 29,    April 30,
                                                 October 31,       2001         2000         1999         1998         1997
                                                    2001        (52 Weeks)   (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                                -------------   ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*..........................     $153,579      $  335,531   $  271,597   $  260,743   $  260,401   $  277,818
  Capitalized interest.......................          959           8,396           --           --        1,542        2,688
  Interest component of rental expense.......       11,889          28,096       32,274       29,926       30,828       27,382
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Total fixed charges......................     $166,427      $  372,023   $  303,871   $  290,669   $  292,771   $  307,888
                                                  --------      ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes.................     $632,577      $  673,058   $1,463,676   $  835,131   $1,254,981   $  479,064
  Add: Interest expense*.....................      153,579         335,531      271,597      260,743      260,401      277,818
  Add: Interest component of rental
    expense..................................       11,889          28,096       32,274       29,926       30,828       27,382
  Add: Amortization of capitalized
    interest.................................        1,110           2,129        2,799        3,050        3,525        3,454
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted.....................     $799,155      $1,038,814   $1,770,346   $1,128,850   $1,549,735   $  787,718
                                                  --------      ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed charges.........         4.80            2.79         5.83         3.88         5.29         2.56
                                                  ========      ==========   ==========   ==========   ==========   ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.